Exhibit 99.1

WYNDHAM INTERNATIONAL REPORTS

FOURTH QUARTER/TWELVE MONTHS ENDED 2004 RESULTS

Results Summary: (1) For the full year, adjusted EBITDA was $272.7 million, meeting the high-end of guidance. (2) For the full year, total Wyndham-branded comparable owned and leased assets posted RevPAR of $109.00 or an increase of 7.0 percent, meeting the high-end of guidance. (3) Wyndham recently announced that it had arranged to refinance $1.65 billion of its outstanding debt (representing over 90.0 percent of the Company’s total debt), extending its corporate debt maturity to 2011. (4) wyndham.com revenue exceeded all third-party Internet sites’ revenue combined, generating approximately $100.0 million in total bookings during the full year 2004. (5) During the fourth quarter 2004, Wyndham sold 19 properties for gross proceeds of $227.5 million. Subsequent to the quarter’s end, Wyndham has under contract or has sold 27 hotels for gross proceeds of $394.9 million. (6) Total debt was reduced by $217.9 million during the quarter. (7) The Company has completed its planned asset disposition program.

DALLAS (March 15, 2005) – Wyndham International, Inc. (AMEX:WBR) today reported that for the full year 2004, adjusted EBITDA was $272.7 million, meeting the high-end of guidance. The Company reported a net loss of $509.4 million compared to $389.6 million from the prior year. The loss is largely attributed to a $426.0 million non-cash impairment resulting from the effects of non-strategic assets sold or held for sale. After the effect of the preferred dividend, the resulting net loss per share was $4.01 on a fully diluted basis compared to $3.24 from the prior year.

Wyndham posted strong RevPAR results for its owned, leased and managed properties for the 12 months ended Dec. 31, 2004. Brand breakdown is as follows:

Wyndham Hotels & Resorts: $96.83 or a 7.6 percent increase

Wyndham Luxury Resorts: $124.28 or a 6.4 percent increase

Wyndham Garden Hotels: $74.10 or a 3.2 percent increase

For the full year, total Wyndham-branded comparable owned and leased assets posted RevPAR of $109.00 or an increase of 7.0 percent, meeting the high-end of guidance. Wyndham-branded owned and leased properties reported a full-year market share penetration index of 103.1.

“We’re pleased with our 2004 performance and results, despite the hurricanes’ impact in the third quarter. The year was marked with many achievements including substantial increases in RevPAR, driven primarily by rate,” stated Fred J. Kleisner, Wyndham’s chairman, president and chief executive officer. “All key indicators are predicting a strong growth cycle in 2005, especially in the upscale and luxury hotel segments. Wyndham is taking full advantage of today’s economic climate.”

Three Months Ended Dec. 31, 2004 Results:

For the fourth quarter 2004, EBITDA, as adjusted, was $63.4 million, and continuing property EBITDA, on a comparable basis, increased 18.1 percent, quarter over quarter. Wyndham reported a net loss for the quarter of $111.1 million versus a $101.6 million net loss for the same period in 2003. After the effect of the Company’s preferred dividend, this resulted in a net loss of $0.91 per share on a fully diluted basis versus a net loss of $0.84 per share in the fourth quarter 2003. The loss is largely attributed to a $72.3 million non-cash impairment relating to non-strategic assets sold or held for sale.

For the fourth quarter, Wyndham posted strong RevPAR results for its owned, leased and managed properties. Brand breakdown is as follows:

Wyndham Hotels & Resorts: $91.98 or a 9.8 percent increase

Wyndham Luxury Resorts: $105.66 or a 9.8 percent increase

Wyndham Garden Hotels: $75.10 or a 3.9 percent increase

Total Wyndham-branded comparable owned and leased assets posted RevPAR of $103.89 or an increase of 8.1 percent in the fourth quarter.

Strategic Plan:

Wyndham began its strategic plan in June 1999 with the objective of selling all non-strategic assets in order to reduce corporate debt while focusing on and expanding the Company’s core Wyndham brand through new management and franchise agreements. At that time, Wyndham owned 212 out of 317 total assets – the vast majority of these properties were non-proprietary branded.

Upon the closing of the pending asset sales, the Company will own or lease 33 brand-defining hotels and resorts and one retail outlet. These hotels serve as the cornerstone of Wyndham, which consists of approximately 150 total properties. The Company will continue to grow the brand through new agreements with third-party owners, further enhancing its fee-based income. Additionally, the Company will invest in new management agreements for hotels located in strategic markets.

Kleisner said, “Over the last five years, we have sold 185 non-strategic properties, including assets currently under contract, for gross proceeds of over $2.7 billion – and in the process did not sell our trophy assets. Our formal asset disposition program is now complete.”

Corporate Debt Refinancing:

Wyndham announced on March 11, 2005, that it had arranged to refinance its corporate credit facility and the majority of its outstanding mortgage debt. The Company will refinance approximately $1.65 billion of its debt, extending its corporate debt maturities to 2011. This represents over 90.0 percent of the Company’s total debt. Additionally the debt pre-funds up to $100.0 million of capital to invest in the Company’s owned properties. The consummation of the refinancing is subject to standard closing conditions and is expected to close early in the second quarter 2005.

“Refinancing the majority of our corporate debt allows the Company to reinvest capital into our 34 owned and leased trophy assets further increasing value in one of the nation’s premier hotel brands,” Kleisner added.

Brand Development:

During the quarter, the Wyndham O’Hare Airport and the Viva Wyndham Samana in the Dominican Republic joined the Wyndham brand. Wyndham executed two new franchise agreements and 16 new management agreements during the quarter. Seventeen of these contracts were retained from previously owned real estate.

In December, Wyndham formed a joint venture with Lehman Brothers Real Estate Partners to expand and develop Summerfield Suites by Wyndham, Wyndham’s upscale, extended-stay brand. The Company expects the joint venture will enable Summerfield Suites by Wyndham to grow substantially in the next decade.

Subsequent to the quarter’s end, Wyndham opened the Viva Wyndham Playa Dorado in the Dominican Republic on Jan. 1, 2005, growing this all-inclusive resort brand to eight total properties. Additionally, the Doubletree Glenview was re-flagged to the Wyndham Glenview Suites on Jan. 3, 2005.

Asset Dispositions:

During the fourth quarter 2004, Wyndham sold 19 properties for gross proceeds of $227.5 million. Subsequent to the quarter’s end, Wyndham has under contract or has sold 27 hotels for gross proceeds of $394.9 million (the Doubletree Glenview, Ill. to Lone Star Funds; the Wyndham Riverfront in New Orleans to Riverfront Lodging, LLC; and 25 hotels are currently under contract and scheduled to close in the first quarter 2005 to a partnership comprised of a private investment fund managed by Goldman Sachs and affiliates of Highgate Holdings).

Twenty-six of the 27 Wyndham-branded properties included in the sale transactions were retained in the Company’s portfolio pursuant to new management or franchise agreements, thereby increasing Wyndham’s fee income, maintaining its distribution and de-leveraging the Company. All net proceeds from the sales will be used to pay down debt.

Brand Distribution:

Wyndham experienced year-over-year increases in all of its proprietary distribution channels. Posting revenue of $99.2 million, total wyndham.com online revenue exceeded the combined revenue from all third-party Internet sites by $26.4 million. Net wyndham.com reservations were up 33.0 percent, with total revenue up 36.7 percent. Total room nights booked on wyndham.com were up 28.9 percent. Wyndham.com continues to lead the online third-party channels, posting a consumer ADR of $126.83 versus total third-party Internet sites’ net rate to Wyndham of $84.22.

Kleisner added, “Two years ago we established the clear goal of taking back control of our rooms inventory from the third-party Internet sites. We focused on providing our customers with a differentiated online experience and creating compelling programs and promotions that drove online traffic to our proprietary site. Year-over-year, wyndham.com revenue exceeded all third-party Internet revenue combined, and third-party ADR increased by over 11.0 percent. We’ve clearly won the war for the online loyalty of our customers.”

The Company’s call center continues to post strong results. For the full year, call volume was up 8.6 percent with a call conversion rate of 42.0 percent, an increase of 4.2 percent year over year. The call center’s ADR was $123.78 or a 5.7 percent increase year over year.

“To take full advantage of today’s economic climate and increase average daily rate, our revenue management team has been empowered to manage our business accordingly and therefore provide short-term availability to premium-rated customers, thereby commanding the highest rates,” added Kleisner.

Brand Equity:

With complete focus centered on growing the brand and maximizing brand equity, Wyndham International looks to enhance its unique, award-winning programs and services that have long differentiated it from its competitors:

•	Wyndham ByRequest: With over 2.25 million members, Wyndham ByRequest members accounted for 21.0 percent of the Company’s gross rooms revenue. Celebrating the program’s five-year anniversary in 2005, Wyndham will apply this successful model to other areas of the Company’s business to provide customers with an even more personalized and meaningful hotel experience.

•	Golden Door: Owned by Wyndham International, the world’s premier spa brand will continue to expand at select Wyndham resort properties. Additionally, the Company has plans to launch a secondary spa brand, tied to the Golden Door name, as well as expand its exclusive Golden Door Skin Care product line in high-end retail outlets.

•	Summerfield Suites by Wyndham: A RevPAR leader in the extended-stay hotel segment, Summerfield Suites by Wyndham is expected to grow substantially in the next 10 years, thereby expanding Wyndham’s fee-based income.

•	Women On Their Way: Wyndham was the first hotel brand to dedicate an entire program to the emerging female business travel market. In celebration of the program’s 10th anniversary, Wyndham will launch various promotions throughout the year to reinforce the Company’s long-standing commitment.

•	Technology: Wyndham will continue to make advancements in its technology, whether through the addition of Wi-Fi in every Wyndham guestroom; cutting-edge casino technology in its Puerto Rican resorts; or continued enhancements to wyndham.com, making it easier to book a reservation while offering more personalized features.

“The brand equity in our Wyndham and Golden Door names continues to have significant unrealized value. We have always listened to our customers and responded with meaningful programs and offerings. Now, with our attention solely focused on growing and enhancing our brand, the entire Wyndham team is looking forward to maximizing brand value to the benefit of all Wyndham stakeholders,” stated Kleisner.

Corporate Finance/Accounting:

At Dec. 31, 2004, Wyndham’s total debt was $2.03 billion, a reduction of $217.9 million versus the third quarter 2004. Company debt breaks down as follows: Revolver $68.6 million; Term Loan I $870.8 million; Term Loan II $284.2 million and Mortgage and Other Indebtedness $805.0 million. Wyndham’s total debt excludes $168.9 million in debt related to the Wyndham Anatole, a third-party owned hotel. Wyndham has no obligation to repay the Anatole debt.

Wyndham’s liquidity, defined as revolver availability plus cash in its overnight account, was approximately $190.0 million. The Company continues to maintain solid liquidity, manage cash tightly and make prudent spending decisions.

During a 2004 evaluation of internal controls, Wyndham identified a non-cash deficiency with respect to accounting for deferred income taxes. The deficiency is confined to income tax accounting and had no impact on EBITDA, revenues or cash flow. The Company is remediating the deficiency through enhanced procedures and will engage an independent consultant to assist with future tax reporting. This finding does not in any way affect the Company’s financial strength or earnings outlook for 2005 and beyond.

The control deficiency is considered to be a material weakness under the rules specified by the Public Company Accounting Oversight Board’s Auditing Standard No. 2. Consequently, the Company will be unable to conclude that the internal controls over financial reporting were effective as of Dec. 31, 2004. Therefore, PricewaterhouseCoopers will issue an adverse opinion with respect to the Company’s internal controls over financial reporting. An assessment of the Company’s internal controls will be included in the amended Form 10-K expected to be filed in April 2005.

Future Guidance:

The Company expects first quarter 2005 EBITDA to be in the range of $68.0 to $70.0 million. The range for RevPAR growth is estimated to be 3.5 to 4.5 percent. For the full year 2005, comparable EBITDA guidance is expected to be in the range of $215.0 to $225.0 million with the range of full year RevPAR growth to be 5.0 to 7.0 percent.

About Wyndham International, Inc.:

Based in Dallas, Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations. Wyndham owns, leases, manages and franchises hotels and resorts in the U.S., Canada, Mexico, the Caribbean and Europe, and guarantees that the best rates for its properties will be found on its proprietary Web site. For more information or to make a reservation, visit www.wyndham.com or call 800-WYNDHAM. Wyndham is a founding member of the Global Hotel Alliance (www.globalhotelalliance.com), a worldwide union of hospitality companies that provides guests with unique, personalized guest services.

EBITDA:

EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company believes that this metric is useful to investors and management as a measure of the Company’s operating performance due to the significance of the Company’s long-lived assets and level of indebtedness and because such metric can be used to measure the Company’s ability to service debt and fund capital expenditures. EBITDA is not intended to represent cash flow from operations as defined by accounting principles generally accepted in the United States (GAAP) and such metric should not be considered as an alternative to net income, cash flow from operations or any other performance measure prescribed by GAAP. The Company’s calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

Cautionary Statement

This press release contains certain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including projections about future operating results. The Company’s results, expectations and objectives could differ materially from those set forth in the forward-looking statements. Certain factors that might cause a difference include, but are not limited to, risks associated with the availability of equity or debt financing at terms and conditions favorable to Wyndham; risks associated with the course of litigation; Wyndham’s ability to effect sales of assets on favorable terms and conditions; Wyndham’s ability to integrate acquisitions into its operations and management; risks associated with the hotel industry and real estate markets in general; competition within the lodging industry; the impact of general economic conditions; travelers’ fears of exposure to contagious diseases; the impact of terrorist activity or war, threats of terrorist activity or war and responses thereto on the economy in general and the travel and hotel industries in particular; risks associated with debt financing; and other risks and uncertainties set forth in the company’s annual, quarterly and current reports, and proxy statements.

###

Wyndham International

List of Remaining Owned/Leased Hotels

1)	Wyndham Atlanta
2)	Wyndham Baltimore
3)	Wyndham Bel Age in West Hollywood, Calif.
4)	Wyndham Billerica, Mass.
5)	Wyndham Boston
6)	The Boulders Resort & Golden Door Spa– A Wyndham Luxury Resort in Carefree, Ariz.
7)	Wyndham Bristol Place -Toronto Airport
8)	Wyndham Buttes in Tempe, Ariz.
9)	Wyndham Burlington, Vt.
10)	Wyndham Casa Marina Resort in Key West, Fla.
11)	Carmel Valley Ranch – A Wyndham Luxury Resort in Carmel, Calif.
12)	Wyndham Chicago
13)	Wyndham Condado Plaza Hotel & Casino in San Juan, PR
14)	Wyndham Denver Tech
15)	Wyndham El Conquistador Resort & Golden Door Spa in Las Croabas PR
16)	Wyndham El San Juan Hotel & Casino in San Juan, PR
17)	Wyndham Fort Lauderdale Airport, Fla.
18)	Golden Door – A Wyndham Luxury Resort in Escondido, Calif.
19)	Wyndham Harbour Island in Tampa, Fla.
20)	Wyndham Garden Hotel at LaGuardia Airport
21)	Wyndham Manhattan
22)	Wyndham Miami Beach Resort
23)	Wyndham New Orleans
24)	Wyndham Northwest Chicago in Itasca, Ill.
25)	Wyndham Palace Resort & Spa in the WALT DISNEY WORLD Resort
26)	Park Shore Hotel in Honolulu.
27)	Wyndham Peaks Resort & Golden Door Spa in Telluride, Colo.
28)	Wyndham Philadelphia at Franklin Plaza
29)	Wyndham Reach Resort in Key West, Fla.
30)	Wyndham Richmond Airport, Va.
31)	Wyndham Rose Hall Resort & Country Club in Montego Bay, Jamaica
32)	Wyndham San Diego at Emerald Plaza
33)	Wyndham Washington, D.C.
34)	El Pedregal – Retail Center at The Boulders

WYNDHAM INTERNATIONAL, INC.

2004 OPERATING STATISTICS BY QUARTER

	Fourth Quarter			Twelve Months Ended December 31
	2004	2003	% Change	2004	2003	% Change
COMPARABLE WYNDHAM BRANDED HOTELS (a)
Wyndham Hotels & Resorts
Average daily rate	$131.19	$124.58	5.3%	$130.14	$126.12	3.2%
Occupancy	70.1%	67.2%	2.9 ppt	74.4%	71.4%	3.0 ppt
RevPAR	$91.98	$83.75	9.8%	$96.83	$90.02	7.6%
Wyndham Luxury Resorts (b)
Average daily rate	$227.87	$221.24	3.0%	$241.08	$233.79	3.1%
Occupancy	46.4%	43.5%	2.9 ppt	51.6%	49.9%	1.7 ppt
RevPAR	$105.66	$96.24	9.8%	$124.28	$116.77	6.4%
Wyndham Garden
Average daily rate	$96.74	$92.18	4.9%	$94.85	$91.22	4.0%
Occupancy	77.6%	78.4%	-0.8 ppt	78.1%	78.7%	-0.6 ppt
RevPAR	$75.10	$72.30	3.9%	$74.10	$71.79	3.2%

COMPARABLE OWNED & LEASED HOTELS
Proprietary Branded (c)
Average daily rate	$141.18	$134.01	5.3%	$140.16	$135.10	3.7%
Occupancy	73.6%	71.7%	1.8 ppt	77.8%	75.4%	2.4 ppt
RevPAR	$103.89	$96.15	8.1%	$109.00	$101.83	7.0%

Non-Proprietary Branded (d)
Average daily rate	$91.17	$78.83	15.7%	$86.17	$75.84	13.6%
Occupancy	63.9%	80.5%	-16.7 ppt	77.5%	83.0%	-5.5 ppt
RevPAR	$58.23	$63.48	-8.3%	$66.82	$62.94	6.2%

Total Portfolio
Average daily rate	$140.28	$132.73	5.7%	$139.04	$133.75	4.0%
Occupancy	73.4%	71.9%	1.5 ppt	77.8%	75.5%	2.3 ppt
RevPAR	$102.95	$95.47	7.8%	$108.13	$101.02	7.0%

NOTE: All hotel statistics exclude assets sold or held for sale during 2004.

(a)	Brand statistics are based on comparable owned, managed and leased hotels for respective periods.
(b)	Reflects results of the Boulders, Carmel Valley Ranch, Isla Navidad, Kelly House, and Harbor View.
(c)	Reflects Wyndham Hotels & Resorts, Wyndham Luxury Resorts and Wyndham Garden Hotels that were branded as of Jan. 1, 2004.
(d)	This represents our Park Shore hotel located in Hawaii.

WYNDHAM INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues:
Room revenues	$107,134	$99,987	$449,298	$419,718
Food and beverage revenues	65,253	60,510	248,678	236,086
Other revenues	35,880	34,831	144,865	146,139
Anatole hotel revenues	25,539	—	100,948	—

Total hotel revenues	233,806	195,328	943,789	801,943

Management fees and service fee income	5,025	4,467	18,084	17,479
Interest and other income	1,068	2,422	3,641	6,335

Total revenues	239,899	202,217	965,514	825,757

Expenses:
Room expenses	26,072	24,589	108,538	102,872
Food and beverage expenses	42,869	41,491	169,688	163,468
Other expenses	83,933	82,327	345,915	334,076
Anatole hotel expenses	18,614	—	70,707	—

Total hotel expenses	171,488	148,407	694,848	600,416

General and administrative costs	17,225	10,239	60,554	52,247
Interest expense	43,577	42,184	179,525	168,968
Interest expense - Anatole	3,162	—	12,756	—

Total operating costs and expenses	235,452	200,830	947,683	821,631

Revenues net of direct expenses	4,447	1,387	17,831	4,126

Adjustments:
Professional Fees and Other	1,120	—	1,120	—
Allowance for former executive note receivable	—	2,000	—	2,000
Transaction related severance costs	7,949	196	7,998	236
Preopening cost	360	—	663	3
Debt restructuring	—	96	—	438
Litigation settlements	11,416	4,884	11,660	7,069
Abandoned transaction costs	800	177	1,345	244
Loss on derivative instruments	979	706	4,983	22,193
Loss and damage - hurricane	329	—	2,617	—
Write-off of management contract and leasehold costs	—	1,946	4,667	1,946
Loss on sale of assets	—	—	—	4,937

Total adjustments	22,953	10,005	35,053	39,066

Depreciation and amortization	20,214	25,904	90,078	107,008
Depreciation and amortization - Anatole	3,022	—	10,756	—
Equity in earnings from unconsolidated subsidiaries	(601)	(890)	(2,183)	(2,486)
Minority interest in consolidated subsidiaries	26	1,081	6	1,470
Minority interest in consolidated subsidiaries - Anatole	1,431	—	9,583	—

	24,092	26,095	108,240	105,992

Loss from continued operations before taxes	(42,598)	(34,713)	(125,462)	(140,932)
Income tax benefit (provision)	3,674	13,214	1,535	50,232

Loss from continued operations	(38,924)	(21,499)	(123,927)	(90,700)

Gain (loss) from operations of discontinued hotels	8,739	(10,336)	298	(54,055)
(Loss) gain on sale of assets	(8,724)	2,000	40,831	9,489
Leasehold termination costs	79	(2,665)	(613)	(154,751)
Impairment of assets held for sale	(72,313)	(31,561)	(426,034)	(165,403)

Loss from discontinued operations, before income taxes	(72,219)	(42,562)	(385,518)	(364,720)
Income tax (provision) benefit	—	(37,530)	—	65,808

Loss from discontinued operations	(72,219)	(80,092)	(385,518)	(298,912)

Net loss	$(111,143)	$(101,591)	$(509,445)	$(389,612)

EBITDA from continuing operations	$47,292	$42,121	$189,626	$177,534

EBITDA, as adjusted	$63,447	$69,007	$272,727	$278,911

WYNDHAM INTERNATIONAL, INC.

EBITDA Reconciliation

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
EBITDA Reconciliation

Net loss	$(111,143)	$(101,591)	$(509,445)	$(389,612)

Interest expense	43,577	42,184	179,525	168,968
Depreciation and amortization	20,214	25,904	90,078	107,008
Income tax (benefit) provision	(3,674)	(13,214)	(1,535)	(50,232)

EBITDA	(51,026)	(46,717)	(241,377)	(163,868)

Interest, depreciation and amortization from equity interest in unconsolidated subsidiaries	1,344	1,185	5,439	4,426
Interest, depreciation and amortization attributable to minority interests	(336)	180	(1,595)	(1,532)
Professional Fees and Other	1,120	—	1,120	—
Write-off of management contract and leasehold costs	—	1,946	4,667	1,946
Preopening costs	360	—	663	—
Debt restructuring	—	96	—	438
Amortization of unearned compensation	688	768	2,753	2,480
Transaction related severance costs	7,998	196	7,998	236
Allowance for former executive note receivable	—	2,000	—	2,000
Loss and damage - hurricane	329	—	2,617	—
Loss on derivative instruments	979	706	4,983	22,193
Litigation settlements	11,416	4,884	11,660	7,069
Loss on sale of assets	—	—	—	4,937
Discontinued operations adjustment	90,575	103,763	473,799	398,586

EBITDA, as adjusted	$63,447	$69,007	$272,727	$278,911

Per Share Calculations:

Loss from continued operations	$(38,924)	$(21,499)	$(123,927)	$(90,700)
Loss from discontinued operations	(72,219)	(80,092)	(385,518)	(298,912)

Net loss	$(111,143)	$(101,591)	$(509,445)	$(389,612)
Adjustment for preferred stock	(43,296)	(40,024)	(168,158)	(155,586)

Net loss attributable to common shareholders	$(154,439)	$(141,615)	$(677,603)	$(545,198)

Basic and diluted loss per common share:
Loss from continued operations	$(0.48)	$(0.37)	$(1.74)	$(1.46)
Loss from discontinued operations	(0.43)	(0.47)	(2.27)	(1.78)

Loss per common share	$(0.91)	$(0.84)	$(4.01)	$(3.24)

Basic and diluted weighted average common shares and share equivalents	169,605	168,215	169,128	168,128